NEWS

Marriott International Reports Third Quarter 2025 Results

•Third quarter 2025 RevPAR1 increased 0.5 percent worldwide, with 2.6 percent growth in international markets and a 0.4 percent decline in U.S. & Canada

•Third quarter reported diluted EPS totaled $2.67 and adjusted diluted EPS totaled $2.47

•Third quarter reported net income totaled $728 million and adjusted net income totaled $674 million

•Third quarter adjusted EBITDA totaled $1,349 million

•The company added roughly 17,900 net rooms during the quarter and net rooms grew 4.7 percent from the end of the third quarter of 2024

•At the end of the quarter, Marriott’s worldwide development pipeline reached a new record and totaled approximately 3,900 properties and over 596,000 rooms

•The company repurchased 3.0 million shares of common stock for $0.8 billion in the 2025 third quarter. Year-to-date through October 30, the company has returned approximately $3.1 billion to shareholders through dividends and share repurchases

For a summary of quarterly highlights, please visit: https://news.marriott.com/static-assets/component-resources/newscenter/earnings/2025/2025-q3-earnings-infographic.pdf

BETHESDA, MD – November 4, 2025 - Marriott International, Inc. (Nasdaq: MAR) today reported third quarter 2025 results.

Anthony Capuano, President and Chief Executive Officer, said, “Our third quarter results demonstrated continued strong execution of our growth strategy, the power of our brands, and the cash flow benefits of our asset-light business model. We delivered another quarter of strong rooms growth, robust development signings and profit gains.

“Global RevPAR rose 0.5 percent in the third quarter, impacted by calendar shifts and ongoing macroeconomic uncertainty. International RevPAR increased 2.6 percent, led by APEC, which delivered nearly 5 percent growth fueled by strong performance in key markets like Japan, Australia and
1All occupancy, Average Daily Rate (ADR) and Revenue Per Available Room (RevPAR) statistics and estimates are systemwide constant dollar. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2025 and 2024 reflect properties that are comparable in both years.

Vietnam. In the U.S. & Canada, RevPAR declined 0.4 percent due to weaker demand in the lower chain scales, largely reflecting reduced government travel. Globally, our luxury hotels continued to outperform, driven by robust demand and strong rate performance, with luxury RevPAR rising 4 percent in the quarter.

“Our diverse portfolio of brands, that range from midscale to luxury, and include traditional, extended stay, and unique lodging options like cabins and safari lodges, continues to drive strong owner preference. During the first nine months of the year, we had record year-to-date signings, and our momentum on conversions continued, comprising around one third of our signings and openings. We still expect net rooms growth to approach 5 percent for full year 2025 and be in the mid-single-digit range over the next few years.

“The power of Marriott Bonvoy has continued to grow. The platform has meaningfully evolved and expanded over the last several years to offer travelers exceptional hotel stays as well as a wide range of experiences, benefits, and services across their travel journeys. During the third quarter, we added another 12 million members, bringing total global membership to nearly 260 million. Member penetration remained strong at 75 percent in the U.S. & Canada and 68 percent globally, reflecting deep engagement with our expanding global member base.

“Our solid financial performance and strong cash generation allowed us to return approximately $3.1 billion to our shareholders year-to-date through October 30 through share repurchases and dividends. We continue to expect to return approximately $4.0 billion to our shareholders in 2025.”

Third Quarter 2025 Results
Base management and franchise fees totaled $1,190 million in the 2025 third quarter, a nearly 6 percent increase compared to base management and franchise fees of $1,124 million in the year-ago quarter. The increase was primarily driven by rooms growth and higher co-branded credit card fees.

Incentive management fees totaled $148 million in the 2025 third quarter, compared to $159 million in the 2024 third quarter, primarily reflecting declines in the U.S. & Canada. Managed hotels in international markets contributed roughly three-quarters of the incentive fees earned in the quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $94 million in the 2025 third quarter, compared to $81 million in the 2024 third quarter. The increase was mainly driven by the addition of the Sheraton Grand Chicago to our portfolio of owned hotels in the 2024 fourth quarter.

General, administrative, and other expenses for the 2025 third quarter totaled $234 million, compared to $276 million in the year-ago quarter. The year-over-year change largely reflects a $19 million operating guarantee reserve for a U.S. hotel in the 2024 third quarter, as well as lower compensation costs.

In the 2025 third quarter, restructuring and merger-related recoveries/charges, and other expenses totaled a $40 million benefit compared to a $9 million expense in the year-ago quarter. The year-over-year change was primarily driven by insurance recoveries related to the 2018 Starwood guest reservations database security incident.

Interest expense, net, totaled $194 million in the 2025 third quarter, compared to $168 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

In the 2025 third quarter, the provision for income taxes totaled $266 million compared to $202 million in the 2024 third quarter.

Marriott’s reported operating income totaled $1,180 million in the 2025 third quarter, compared to 2024 third quarter reported operating income of $944 million. Reported net income totaled $728 million in the 2025 third quarter, a 25 percent increase compared to 2024 third quarter reported net income of $584 million. Reported diluted earnings per share (EPS) totaled $2.67 in the quarter, compared to reported diluted EPS of $2.07 in the year-ago quarter.

Adjusted operating income in the 2025 third quarter totaled $1,119 million, compared to 2024 third quarter adjusted operating income of $1,017 million. Third quarter 2025 adjusted net income totaled $674 million, compared to 2024 third quarter adjusted net income of $638 million. Adjusted diluted EPS in the 2025 third quarter totaled $2.47, compared to adjusted diluted EPS of $2.26 in the year-ago quarter.

Adjusted results excluded cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related recoveries/charges, and other expenses. See the press release schedules for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,349 million in the 2025 third quarter, a 10 percent increase compared to third quarter 2024 adjusted EBITDA of $1,229 million. See the press release schedules for the adjusted EBITDA calculation.

Selected Performance Information

The company added roughly 17,900 net rooms during the quarter, including nearly 13,900 net rooms in international markets. At the end of the quarter, Marriott’s global system totaled over 9,700 properties, with approximately 1,754,000 rooms.

At the end of the quarter, the company’s worldwide development pipeline totaled 3,923 properties with more than 596,000 rooms, including 229 properties with nearly 36,000 rooms approved for development, but not yet subject to signed contracts. The quarter-end pipeline included 1,536 properties with over 250,000 rooms under construction, including hotels that are in the process of converting to our system. Over half of the rooms in the quarter-end pipeline are in international markets. The quarter-end system size and pipeline do not reflect any rooms from our acquisition of the citizenM brand, which we expect to integrate into our system and platforms in the 2025 fourth quarter.

In the 2025 third quarter, worldwide RevPAR increased 0.5 percent (a 1.3 percent increase using actual dollars) compared to the 2024 third quarter. RevPAR in the U.S. & Canada declined 0.4 percent (a 0.4 percent decrease using actual dollars) year-over-year, and RevPAR in international markets increased 2.6 percent (a 5.3 percent increase using actual dollars) year-over-year.

Balance Sheet & Common Stock
At the end of the quarter, Marriott’s total debt was $16.0 billion and cash and equivalents totaled $0.7 billion, compared to $14.4 billion in debt and $0.4 billion of cash and equivalents at year-end 2024.

The company repurchased 3.0 million shares of common stock in the 2025 third quarter for $0.8 billion. Year-to-date through October 30, the company has repurchased 9.7 million shares for $2.6 billion.

In the 2025 third quarter, the company issued $400 million of Series TT Senior Notes due in 2027 with a 4.20 percent interest rate coupon, $500 million of Series UU Senior Notes due in 2031 with a 4.50 percent interest rate coupon, and $600 million of Series VV Senior Notes due in 2035 with a 5.25 percent interest rate coupon.

Company Outlook
The Company's updated outlook generally assumes the continuation of the current macro-economic environment.

	Fourth Quarter 2025 vs. Fourth Quarter 2024	Full Year 2025 vs. Full Year 2024
Comparable systemwide constant $ RevPAR growth
Worldwide	1.0% to 2.0%	1.5% to 2.5%

Year-End 2025 vs. Year-End 2024
Net rooms growth	Approaching 5%

($ in millions, except EPS)	Fourth Quarter 2025	Full Year 2025
Gross fee revenues	$1,382 to $1,402	$5,395 to $5,415
Owned, leased, and other revenue, net of direct expenses	Approx. $98	Approx. $370
General, administrative, and other expenses	$261 to $251	$985 to $975
Adjusted EBITDA[1,2]	$1,371 to $1,401	$5,352 to $5,382
Adjusted EPS – diluted[2,3]	$2.54 to $2.62	$9.98 to $10.06
Investment spending (including $349 million for citizenM)[4]		Approx. $1,450
Capital return to shareholders[5]		Approx. $4,000
1See the press release schedules for the adjusted EBITDA calculations.
2Adjusted EBITDA and Adjusted EPS – diluted for fourth quarter and full year 2025 do not include cost reimbursement revenue, reimbursed expenses, restructuring and merger-related recoveries/charges, and other expenses, income tax special items, or any potential asset sales or property or brand acquisitions that may occur during the year (other than our acquisition of the citizenM brand in the 2025 third quarter), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. Adjusted EPS – diluted for full year 2025 excludes the benefit of income tax special items of $74 million.
3Assumes the level of capital return to shareholders noted above.
4This outlook includes $349 million of funding related to our acquisition of the citizenM brand. Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities, but excludes any other potential property or brand acquisitions, which we cannot forecast with sufficient accuracy and which may be significant.
5Assumes the level and types of investment spending noted above and that no asset sales, property acquisitions or additional brand acquisitions occur during the year.

Marriott International, Inc. (Nasdaq: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, November 4, 2025, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at www.marriott.com/investor (click on “Events & Presentations” and click on the quarterly conference call link). A replay will be available at that same website until November 4, 2026.

The telephone dial-in number for the conference call is US Toll Free: 800-445-7795, or Global: +1 785-424-1699. The conference ID is MAR3Q25.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of November 4, 2025. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; cash generation and shareholder returns; our growth prospects; our development pipeline; owner preference; our Marriott Bonvoy travel platform; integration of the citizenM rooms into our system and platforms; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including uncertainty resulting from economic, political or other global, national, and regional conditions and events, including related to tariffs, trade, travel and other policies; and the risk factors that we describe in our U.S. Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (Nasdaq: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of over 9,700 properties across more than 30 leading brands in 143 countries and territories. Marriott operates, franchises, and licenses hotel, residential, timeshare, and other lodging properties all around the world. The company offers Marriott Bonvoy®, its highly awarded travel platform. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on X and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott’s news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the U.S. Securities and Exchange Commission, and any references to the websites are intended to be inactive textual references only.

MEDIA & INVESTOR RELATIONS CONTACTS:
Melissa Froehlich Flood
Senior Vice President, Global Corporate Communications & Public Policy
Marriott International
newsroom@marriott.com

Jackie Burka McConagha
Senior Vice President, Investor Relations
Marriott International
jackie.mcconagha@marriott.com

Pilar Fernandez
Senior Director, Investor Relations
Marriott International
pilar.fernandez@marriott.com
IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER 2025 AND 2024
($ in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	September 30, 2025	September 30, 2024	Reported 2025 vs. 2024
REVENUES
Base management fees	$314	$312	1
Franchise fees[1]	876	812	8
Incentive management fees	148	159	(7)
Gross fee revenues	1,338	1,283	4
Contract investment amortization[2]	(29)	(26)	(12)
Net fee revenues	1,309	1,257	4
Owned, leased, and other revenue[3]	420	381	10
Cost reimbursement revenue[4]	4,760	4,617	3
	6,489	6,255	4

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct[5]	326	300	(9)
Depreciation, amortization, and other[6]	50	45	(11)
General, administrative, and other[7]	234	276	15
Restructuring and merger-related (recoveries) charges, and other	(40)	9	544
Reimbursed expenses[4]	4,739	4,681	(1)
	5,309	5,311	0

OPERATING INCOME	1,180	944	25

Gains and other income, net[8]	3	7	(57)
Interest expense	(206)	(179)	(15)
Interest income	12	11	9
Equity in earnings[9]	5	3	67

INCOME BEFORE INCOME TAXES	994	786	26

Provision for income taxes	(266)	(202)	(32)

NET INCOME	$728	$584	25

EARNINGS PER SHARE
Earnings per share - basic	$2.68	$2.08	29
Earnings per share - diluted	$2.67	$2.07	29

Basic shares	271.8	281.5
Diluted shares	272.5	282.4

[1] Franchise fees include fees from our franchise and license agreements for lodging properties (including our timeshare properties), application and relicensing fees, co-branded credit card fees, residential branding fees, and other brand-related fees.

[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with customers and any related impairments.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from hotel owners and certain other counterparties for property-level and centralized programs and services that we operate for their benefit. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of acquired contracts, software, and other definite-lived intangible assets, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER YEAR-TO-DATE 2025 AND 2024
($ in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Nine Months Ended	Nine Months Ended	Better/(Worse)
	September 30, 2025	September 30, 2024	Reported 2025 vs. 2024
REVENUES
Base management fees	$979	$955	3
Franchise fees[1]	2,482	2,318	7
Incentive management fees	552	563	(2)
Gross fee revenues	4,013	3,836	5
Contract investment amortization[2]	(86)	(76)	(13)
Net fee revenues	3,927	3,760	4
Owned, leased, and other revenue[3]	1,222	1,133	8
Cost reimbursement revenue[4]	14,347	13,778	4
	19,496	18,671	4

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct[5]	950	882	(8)
Depreciation, amortization, and other[6]	154	137	(12)
General, administrative, and other[7]	724	785	8
Restructuring and merger-related (recoveries) charges, and other	(31)	25	224
Reimbursed expenses[4]	14,335	13,827	(4)
	16,132	15,656	(3)

OPERATING INCOME	3,364	3,015	12

Gains and other income, net[8]	6	15	(60)
Interest expense	(601)	(515)	(17)
Interest income	33	30	10
Equity in earnings[9]	10	8	25

INCOME BEFORE INCOME TAXES	2,812	2,553	10

Provision for income taxes	(656)	(633)	(4)

NET INCOME	$2,156	$1,920	12

EARNINGS PER SHARE
Earnings per share - basic	$7.86	$6.71	17
Earnings per share - diluted	$7.84	$6.69	17

Basic shares	274.3	285.9
Diluted shares	275.0	286.9

[1] Franchise fees include fees from our franchise and license agreements for lodging properties (including our timeshare properties), application and relicensing fees, co-branded credit card fees, residential branding fees, and other brand-related fees.

[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with customers and any related impairments.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from hotel owners and certain other counterparties for property-level and centralized programs and services that we operate for their benefit. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of acquired contracts, software, and other definite-lived intangible assets, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Nine Months Ended
			Percent			Percent
	September 30,	September 30,	Better/	September 30,	September 30,	Better/
	2025	2024	(Worse)	2025	2024	(Worse)
Total revenues, as reported	$6,489	$6,255		$19,496	$18,671
Less: Cost reimbursement revenue	(4,760)	(4,617)		(14,347)	(13,778)
Adjusted total revenues†	1,729	1,638		5,149	4,893

Operating income, as reported	1,180	944		3,364	3,015
Less: Cost reimbursement revenue	(4,760)	(4,617)		(14,347)	(13,778)
Add: Reimbursed expenses	4,739	4,681		14,335	13,827
(Less) Add: Restructuring and merger-related (recoveries) charges, and other	(40)	9		(31)	25
Adjusted operating income†	1,119	1,017	10	3,321	3,089	8

Operating income margin	18%	15%		17%	16%
Adjusted operating income margin†	65%	62%		64%	63%

Net income, as reported	728	584		2,156	1,920
Less: Cost reimbursement revenue	(4,760)	(4,617)		(14,347)	(13,778)
Add: Reimbursed expenses	4,739	4,681		14,335	13,827
(Less) Add: Restructuring and merger-related (recoveries) charges, and other	(40)	9		(31)	25
Income tax effect of above adjustments	7	(19)		8	(20)
Less: Income tax special items	—	—		(74)	—
Adjusted net income†	$674	$638	6	$2,047	$1,974	4

Diluted earnings per share, as reported	$2.67	$2.07		$7.84	$6.69
Adjusted diluted earnings per share†	$2.47	$2.26	9	$7.44	$6.88	8

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of September 30, 2025
	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	605	212,036	1,356	353,446	1,961	565,482
Marriott Hotels	98	55,831	189	59,832	287	115,663
Sheraton	25	19,752	177	57,032	202	76,784
Courtyard by Marriott	153	24,955	131	28,795	284	53,750
Westin	41	22,486	77	23,417	118	45,903
JW Marriott	23	13,191	76	27,227	99	40,418
The Ritz-Carlton	42	12,801	79	18,394	121	31,195
Four Points by Sheraton	1	134	97	25,867	98	26,001
Renaissance Hotels	21	9,065	53	16,514	74	25,579
Le Méridien	—	—	68	18,449	68	18,449
W Hotels	20	5,400	47	12,738	67	18,138
St. Regis	13	2,669	52	11,380	65	14,049
Residence Inn by Marriott	72	11,919	9	1,116	81	13,035
Gaylord Hotels	7	11,820	—	—	7	11,820
The Luxury Collection	6	2,296	42	8,030	48	10,326
Fairfield by Marriott	6	1,431	55	8,355	61	9,786
Aloft Hotels	2	505	42	9,196	44	9,701
Delta Hotels by Marriott	24	6,622	6	1,440	30	8,062
Autograph Collection	11	3,269	16	3,209	27	6,478
Marriott Executive Apartments	—	—	41	6,004	41	6,004
EDITION	5	1,379	16	2,992	21	4,371
AC Hotels by Marriott	8	1,512	14	2,679	22	4,191
Element Hotels	3	810	15	2,964	18	3,774
Moxy Hotels	1	380	13	2,876	14	3,256
SpringHill Suites by Marriott	17	2,984	—	—	17	2,984
Protea Hotels by Marriott	—	—	22	2,737	22	2,737
Tribute Portfolio	—	—	12	1,557	12	1,557
TownePlace Suites by Marriott	6	825	—	—	6	825
Bvlgari	—	—	7	646	7	646
Owned/Leased	14	5,539	36	8,667	50	14,206
Sheraton	1	1,218	3	1,724	4	2,942
Marriott Hotels	2	1,304	5	1,631	7	2,935
Courtyard by Marriott	7	987	4	894	11	1,881
W Hotels	2	765	2	665	4	1,430
Westin	1	1,073	—	—	1	1,073
Protea Hotels by Marriott	—	—	5	912	5	912
The Ritz-Carlton	—	—	2	548	2	548
Renaissance Hotels	—	—	2	505	2	505
JW Marriott	—	—	1	496	1	496
The Luxury Collection	—	—	3	383	3	383
Autograph Collection	—	—	5	360	5	360
Residence Inn by Marriott	1	192	1	140	2	332
Tribute Portfolio	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of September 30, 2025
	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Franchised, Licensed, and Other	5,766	854,727	1,803	303,276	7,569	1,158,003
Courtyard by Marriott	923	123,996	139	25,759	1,062	149,755
Fairfield by Marriott	1,182	111,323	125	17,670	1,307	128,993
Residence Inn by Marriott	815	97,069	38	4,766	853	101,835
Marriott Hotels	235	74,523	82	22,893	317	97,416
Autograph Collection	156	35,019	162	32,616	318	67,635
Sheraton	141	43,625	84	23,390	225	67,015
SpringHill Suites by Marriott	558	64,976	—	—	558	64,976
TownePlace Suites by Marriott	551	55,328	—	—	551	55,328
Four Points by Sheraton	148	21,350	128	22,777	276	44,127
Westin	95	32,013	34	10,179	129	42,192
AC Hotels by Marriott	130	21,746	106	15,347	236	37,093
Moxy Hotels	48	8,224	116	21,694	164	29,918
Aloft Hotels	167	23,903	31	5,889	198	29,792
Renaissance Hotels	71	19,545	33	8,425	104	27,970
Tribute Portfolio	98	18,253	64	8,760	162	27,013
MGM Collection with Marriott Bonvoy**	12	26,210	—	—	12	26,210
Delta Hotels by Marriott	68	15,195	41	8,028	109	23,223
Timeshare*	73	18,949	21	3,911	94	22,860
The Luxury Collection	15	7,812	64	13,816	79	21,628
City Express by Marriott	4	379	147	17,781	151	18,160
Design Hotels*	25	2,693	178	11,890	203	14,583
Element Hotels	95	12,662	6	936	101	13,598
Le Méridien	23	5,060	27	7,601	50	12,661
JW Marriott	13	6,327	15	3,264	28	9,591
Sonder by Marriott Bonvoy	82	4,909	58	2,779	140	7,688
Four Points Flex by Sheraton	—	—	48	6,980	48	6,980
Protea Hotels by Marriott	—	—	37	3,283	37	3,283
Outdoor Collection by Marriott Bonvoy	32	1,527	—	—	32	1,527
Marriott Executive Apartments	—	—	8	1,385	8	1,385
W Hotels	1	1,117	1	226	2	1,343
The Ritz-Carlton Yacht Collection*	—	—	3	603	3	603
Apartments by Marriott Bonvoy	2	317	3	275	5	592
The Ritz-Carlton	1	429	1	20	2	449
StudioRes	2	248	—	—	2	248
St. Regis	—	—	1	172	1	172
Bvlgari	—	—	2	161	2	161
Residences	71	7,442	70	8,589	141	16,031
The Ritz-Carlton Residences	43	4,755	22	1,870	65	6,625
St. Regis Residences	11	1,267	14	1,946	25	3,213
W Residences	9	869	8	768	17	1,637
Marriott Residences	—	—	5	1,337	5	1,337
JW Marriott Residences	—	—	4	1,055	4	1,055
Westin Residences	3	266	3	413	6	679
Bvlgari Residences	—	—	5	526	5	526
Sheraton Residences	—	—	3	472	3	472
The Luxury Collection Residences	1	91	2	85	3	176
Renaissance Residences	1	112	—	—	1	112
EDITION Residences	3	82	1	10	4	92
Le Méridien Residences	—	—	1	62	1	62
Autograph Collection Residences	—	—	2	45	2	45
Grand Total	6,456	1,079,744	3,265	673,978	9,721	1,753,722

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
** Excludes five MGM Collection with Marriott Bonvoy properties (two Autograph Collection, one Tribute Portfolio, one The Luxury Collection and one W Hotels) which are presented in "Franchised, Licensed and Other" within their respective brands.
Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of September 30, 2025
	US & Canada		Total International[1]		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	208	61,250	471	108,181	679	169,431
JW Marriott	36	19,518	92	30,987	128	50,505
JW Marriott Residences	—	—	4	1,055	4	1,055
The Luxury Collection	21	10,108	109	22,229	130	32,337
The Luxury Collection Residences	1	91	2	85	3	176
The Ritz-Carlton	43	13,230	82	18,962	125	32,192
The Ritz-Carlton Residences	43	4,755	22	1,870	65	6,625
The Ritz-Carlton Yacht Collection*	—	—	3	603	3	603
W Hotels	23	7,282	50	13,629	73	20,911
W Residences	9	869	8	768	17	1,637
St. Regis	13	2,669	54	11,712	67	14,381
St. Regis Residences	11	1,267	14	1,946	25	3,213
EDITION	5	1,379	16	2,992	21	4,371
EDITION Residences	3	82	1	10	4	92
Bvlgari	—	—	9	807	9	807
Bvlgari Residences	—	—	5	526	5	526
Premium	1,243	410,180	1,444	332,473	2,687	742,653
Marriott Hotels	335	131,658	276	84,356	611	216,014
Marriott Residences	—	—	5	1,337	5	1,337
Sheraton	167	64,595	264	82,146	431	146,741
Sheraton Residences	—	—	3	472	3	472
Westin	137	55,572	111	33,596	248	89,168
Westin Residences	3	266	3	413	6	679
Autograph Collection	167	38,288	183	36,185	350	74,473
Autograph Collection Residences	—	—	2	45	2	45
Renaissance Hotels	92	28,610	88	25,444	180	54,054
Renaissance Residences	1	112	—	—	1	112
Delta Hotels by Marriott	92	21,817	47	9,468	139	31,285
Le Méridien	23	5,060	95	26,050	118	31,110
Le Méridien Residences	—	—	1	62	1	62
Tribute Portfolio	98	18,253	78	10,566	176	28,819
MGM Collection with Marriott Bonvoy**	12	26,210	—	—	12	26,210
Design Hotels*	25	2,693	178	11,890	203	14,583
Gaylord Hotels	7	11,820	—	—	7	11,820
Sonder by Marriott Bonvoy	82	4,909	58	2,779	140	7,688
Marriott Executive Apartments	—	—	49	7,389	49	7,389
Apartments by Marriott Bonvoy	2	317	3	275	5	592
Select	4,926	588,738	1,134	204,652	6,060	793,390
Courtyard by Marriott	1,083	149,938	274	55,448	1,357	205,386
Fairfield by Marriott	1,188	112,754	180	26,025	1,368	138,779
Residence Inn by Marriott	888	109,180	48	6,022	936	115,202
Four Points by Sheraton	149	21,484	225	48,644	374	70,128
SpringHill Suites by Marriott	575	67,960	—	—	575	67,960
TownePlace Suites by Marriott	557	56,153	—	—	557	56,153
AC Hotels by Marriott	138	23,258	120	18,026	258	41,284
Aloft Hotels	169	24,408	73	15,085	242	39,493
Moxy Hotels	49	8,604	129	24,570	178	33,174
Element Hotels	98	13,472	21	3,900	119	17,372
Protea Hotels by Marriott	—	—	64	6,932	64	6,932
Outdoor Collection by Marriott Bonvoy	32	1,527	—	—	32	1,527
Midscale	6	627	195	24,761	201	25,388
City Express by Marriott	4	379	147	17,781	151	18,160
Four Points Flex by Sheraton	—	—	48	6,980	48	6,980
StudioRes	2	248	—	—	2	248
Timeshare*	73	18,949	21	3,911	94	22,860
Grand Total	6,456	1,079,744	3,265	673,978	9,721	1,753,722

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
** Excludes five MGM Collection with Marriott Bonvoy properties (two Autograph Collection, one Tribute Portfolio, one The Luxury Collection and one W Hotels) which are presented within their respective brands.

Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$206.00	0.4%	67.9%	-1.5%	pts.	$303.46	2.7%
The Ritz-Carlton	$309.08	4.3%	62.5%	-0.1%	pts.	$494.16	4.5%
W Hotels	$237.67	2.1%	70.5%	0.0%	pts.	$337.32	2.2%
Composite US & Canada Luxury[1]	$274.83	3.4%	67.1%	-0.4%	pts.	$409.32	4.0%
Marriott Hotels	$171.64	-2.0%	70.1%	-2.8%	pts.	$244.98	1.8%
Sheraton	$164.50	2.0%	68.0%	-0.9%	pts.	$241.95	3.4%
Westin	$186.11	-0.1%	71.7%	-1.5%	pts.	$259.72	2.0%
Composite US & Canada Premium[2]	$170.98	0.0%	69.9%	-1.5%	pts.	$244.54	2.2%
US & Canada Full-Service[3]	$193.61	1.0%	69.3%	-1.3%	pts.	$279.33	2.9%
Courtyard by Marriott	$113.18	-2.7%	67.7%	-1.3%	pts.	$167.07	-0.8%
Residence Inn by Marriott	$150.60	-3.8%	77.3%	-2.1%	pts.	$194.92	-1.1%
Composite US & Canada Select[4]	$125.63	-3.6%	71.0%	-1.6%	pts.	$176.96	-1.5%
US & Canada - All[5]	$176.99	0.2%	69.7%	-1.4%	pts.	$253.84	2.1%

Comparable Systemwide US & Canada Properties
	Three Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$200.86	1.6%	69.3%	-0.2%	pts.	$290.04	1.9%
The Ritz-Carlton	$313.26	4.6%	63.6%	0.0%	pts.	$492.66	4.7%
W Hotels	$237.67	2.1%	70.5%	0.0%	pts.	$337.32	2.2%
Composite US & Canada Luxury[1]	$260.16	3.5%	68.5%	0.1%	pts.	$379.95	3.3%
Marriott Hotels	$147.34	-0.4%	69.7%	-1.4%	pts.	$211.35	1.6%
Sheraton	$136.38	1.1%	69.3%	-0.2%	pts.	$196.71	1.4%
Westin	$164.85	-0.5%	71.2%	-1.0%	pts.	$231.38	0.9%
Composite US & Canada Premium[2]	$150.50	0.5%	70.0%	-0.7%	pts.	$215.07	1.4%
US & Canada Full-Service[3]	$162.69	1.0%	69.8%	-0.6%	pts.	$233.06	1.9%
Courtyard by Marriott	$115.60	-2.4%	70.4%	-1.4%	pts.	$164.27	-0.5%
Residence Inn by Marriott	$138.69	-1.6%	79.2%	-0.9%	pts.	$175.08	-0.5%
Fairfield by Marriott	$100.97	-1.3%	71.9%	-1.0%	pts.	$140.34	0.1%
Composite US & Canada Select[4]	$117.86	-1.6%	73.7%	-1.0%	pts.	$159.83	-0.3%
US & Canada - All[5]	$135.85	-0.4%	72.2%	-0.8%	pts.	$188.25	0.8%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard by Marriott, Residence Inn by Marriott, Fairfield by Marriott, SpringHill Suites by Marriott, TownePlace Suites by Marriott, Four Points by Sheraton, Aloft Hotels, Element Hotels, AC Hotels by Marriott, and Moxy Hotels.

[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Nine Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$243.36	3.2%	71.4%	0.2%	pts.	$340.64	2.9%
The Ritz-Carlton	$364.87	6.1%	66.8%	0.9%	pts.	$546.19	4.6%
W Hotels	$259.19	4.2%	69.8%	1.8%	pts.	$371.52	1.4%
Composite US & Canada Luxury[1]	$313.56	4.8%	69.8%	0.8%	pts.	$449.32	3.6%
Marriott Hotels	$174.01	1.3%	70.0%	-1.1%	pts.	$248.46	3.0%
Sheraton	$166.15	0.9%	68.0%	-1.5%	pts.	$244.31	3.1%
Westin	$185.31	2.2%	70.2%	-0.4%	pts.	$264.12	2.9%
Composite US & Canada Premium[2]	$172.95	2.0%	69.7%	-0.5%	pts.	$248.17	2.8%
US & Canada Full-Service[3]	$203.60	2.9%	69.7%	-0.2%	pts.	$292.06	3.3%
Courtyard by Marriott	$112.88	-0.7%	67.3%	-0.3%	pts.	$167.69	-0.3%
Residence Inn by Marriott	$152.34	-0.5%	76.8%	-0.3%	pts.	$198.33	-0.1%
Composite US & Canada Select[4]	$127.22	-0.7%	70.8%	-0.2%	pts.	$179.70	-0.4%
US & Canada - All[5]	$184.92	2.3%	70.0%	-0.2%	pts.	$264.26	2.6%

Comparable Systemwide US & Canada Properties
	Nine Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$234.13	2.8%	72.1%	0.3%	pts.	$324.73	2.4%
The Ritz-Carlton	$363.16	6.3%	67.3%	1.0%	pts.	$539.85	4.7%
W Hotels	$259.19	4.2%	69.8%	1.8%	pts.	$371.52	1.4%
Composite US & Canada Luxury[1]	$292.47	4.5%	70.5%	0.8%	pts.	$414.79	3.3%
Marriott Hotels	$146.10	1.8%	68.8%	-0.3%	pts.	$212.39	2.2%
Sheraton	$131.82	1.0%	67.5%	-0.5%	pts.	$195.20	1.8%
Westin	$167.48	2.0%	70.7%	-0.1%	pts.	$236.98	2.2%
Composite US & Canada Premium[2]	$149.33	2.1%	68.9%	0.0%	pts.	$216.60	2.1%
US & Canada Full-Service[3]	$165.25	2.6%	69.1%	0.1%	pts.	$239.09	2.4%
Courtyard by Marriott	$111.56	-1.6%	68.7%	-1.2%	pts.	$162.50	0.1%
Residence Inn by Marriott	$132.57	-0.5%	77.1%	-0.4%	pts.	$172.00	0.1%
Fairfield by Marriott	$94.34	-0.7%	69.1%	-0.9%	pts.	$136.47	0.5%
Composite US & Canada Select[4]	$113.13	-0.7%	71.7%	-0.7%	pts.	$157.72	0.4%
US & Canada - All[5]	$134.04	0.9%	70.7%	-0.4%	pts.	$189.65	1.5%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard by Marriott, Residence Inn by Marriott, Fairfield by Marriott, SpringHill Suites by Marriott, TownePlace Suites by Marriott, Four Points by Sheraton, Aloft Hotels, Element Hotels, AC Hotels by Marriott, and Moxy Hotels.

[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$302.51	2.1%	79.1%	1.9%	pts.	$382.64	-0.3%
Middle East & Africa	$102.91	7.5%	66.1%	1.9%	pts.	$155.59	4.4%
Greater China	$83.97	0.1%	71.2%	0.6%	pts.	$117.92	-0.8%
Asia Pacific excluding China	$121.91	3.8%	71.4%	0.7%	pts.	$170.66	2.9%
Caribbean & Latin America	$150.77	2.5%	63.0%	-0.3%	pts.	$239.19	2.9%

International - All[1]	$122.90	2.8%	70.6%	0.9%	pts.	$174.00	1.5%

Worldwide[2]	$145.14	1.5%	70.3%	0.0%	pts.	$206.57	1.5%

Comparable Systemwide International Properties
	Three Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$201.98	0.8%	77.2%	0.4%	pts.	$261.49	0.3%
Middle East & Africa	$98.47	8.7%	66.5%	1.9%	pts.	$147.98	5.5%
Greater China	$77.24	0.0%	69.3%	0.3%	pts.	$111.50	-0.4%
Asia Pacific excluding China	$126.71	4.7%	72.8%	1.2%	pts.	$174.00	3.0%
Caribbean & Latin America	$106.99	2.8%	61.5%	0.7%	pts.	$173.92	1.6%

International - All[1]	$122.66	2.6%	70.3%	0.8%	pts.	$174.44	1.4%

Worldwide[2]	$131.43	0.5%	71.5%	-0.3%	pts.	$183.71	0.9%

[1] Includes Europe, Middle East & Africa, Greater China, Asia Pacific excluding China, and Caribbean & Latin America.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Nine Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$241.03	3.4%	72.8%	2.4%	pts.	$331.09	0.0%
Middle East & Africa	$127.78	8.3%	68.3%	2.1%	pts.	$187.07	4.9%
Greater China	$81.34	-0.7%	68.2%	0.6%	pts.	$119.32	-1.6%
Asia Pacific excluding China	$125.44	7.4%	70.7%	1.1%	pts.	$177.39	5.8%
Caribbean & Latin America	$193.67	7.4%	66.2%	0.0%	pts.	$292.51	7.4%

International - All[1]	$123.77	4.6%	69.2%	1.1%	pts.	$178.81	2.9%

Worldwide[2]	$148.94	3.4%	69.5%	0.6%	pts.	$214.22	2.5%

Comparable Systemwide International Properties
	Nine Months Ended September 30, 2025 and September 30, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$162.54	3.4%	71.2%	1.8%	pts.	$228.21	0.7%
Middle East & Africa	$118.80	9.1%	67.9%	2.1%	pts.	$175.01	5.8%
Greater China	$74.94	-0.6%	66.7%	0.4%	pts.	$112.42	-1.3%
Asia Pacific excluding China	$128.43	8.1%	71.6%	1.4%	pts.	$179.30	5.9%
Caribbean & Latin America	$128.14	4.6%	63.2%	-0.3%	pts.	$202.74	5.1%

International - All[1]	$119.35	4.6%	68.4%	1.1%	pts.	$174.48	3.0%

Worldwide[2]	$129.13	2.0%	69.9%	0.1%	pts.	$184.69	1.9%

[1] Includes Europe, Middle East & Africa, Greater China, Asia Pacific excluding China, and Caribbean & Latin America.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Total
Net income, as reported	$665	$763	$728	$2,156
Cost reimbursement revenue	(4,655)	(4,932)	(4,760)	(14,347)
Reimbursed expenses	4,722	4,874	4,739	14,335
Interest expense	192	203	206	601
Interest expense from unconsolidated joint ventures	1	3	2	6
Provision for income taxes	99	291	266	656
Depreciation and amortization	51	53	50	154
Contract investment amortization	28	29	29	86
Depreciation and amortization classified in reimbursed expenses	57	61	64	182
Depreciation, amortization, and impairments from unconsolidated joint ventures	4	4	4	12
Stock-based compensation	52	58	61	171
Restructuring and merger-related charges (recoveries), and other	1	8	(40)	(31)
Adjusted EBITDA†	$1,217	$1,415	$1,349	$3,981

Change from 2024 Adjusted EBITDA†	7%	7%	10%	8%

	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$564	$772	$584	$455	$2,375
Cost reimbursement revenue	(4,433)	(4,728)	(4,617)	(4,704)	(18,482)
Reimbursed expenses	4,501	4,645	4,681	4,972	18,799
Interest expense	163	173	179	180	695
Interest expense from unconsolidated joint ventures	2	2	1	3	8
Provision for income taxes	163	268	202	143	776
Depreciation and amortization	45	47	45	46	183
Contract investment amortization	23	27	26	27	103
Depreciation and amortization classified in reimbursed expenses	48	50	52	56	206
Depreciation, amortization, and impairments from unconsolidated joint ventures	5	3	4	3	15
Stock-based compensation	53	57	63	64	237
Restructuring and merger-related charges, and other	8	8	9	52	77
Gain on asset dispositions	—	—	—	(11)	(11)
Adjusted EBITDA†	$1,142	$1,324	$1,229	$1,286	$4,981

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FOURTH QUARTER 2025
($ in millions)

	Range
	Estimated Fourth Quarter 2025		Fourth Quarter 2024
Net income excluding certain items[1]	$684	$706
Interest expense	208	208
Interest expense from unconsolidated joint ventures	1	1
Provision for income taxes	260	268
Depreciation and amortization	49	49
Contract investment amortization	32	32
Depreciation and amortization classified in reimbursed expenses	71	71
Depreciation, amortization, and impairments from unconsolidated joint ventures	6	6
Stock-based compensation	60	60
Adjusted EBITDA†	$1,371	$1,401	$1,286

Increase over 2024 Adjusted EBITDA†	7%	9%

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related recoveries/charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any potential asset sales or property or brand acquisitions that may occur during the year (other than our acquisition of the citizenM brand in the 2025 third quarter), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2025
($ in millions)

	Range
	Estimated Full Year 2025		Full Year 2024
Net income excluding certain items[1]	$2,805	$2,827
Interest expense	809	809
Interest expense from unconsolidated joint ventures	7	7
Provision for income taxes	908	916
Depreciation and amortization	203	203
Contract investment amortization	118	118
Depreciation and amortization classified in reimbursed expenses	253	253
Depreciation, amortization, and impairments from unconsolidated joint ventures	18	18
Stock-based compensation	231	231
Adjusted EBITDA†	$5,352	$5,382	$4,981

Increase over 2024 Adjusted EBITDA†	7%	8%

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related recoveries/charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any potential asset sales or property or brand acquisitions that may occur during the year (other than our acquisition of the citizenM brand in the 2025 third quarter), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, on the related conference call, and in the infographic made available in connection with our press release, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are labeled as “adjusted” and/or identified with the symbol “†”. We discuss the manner in which the non-GAAP measures reported in this press release, schedules, and infographic are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile each to the most directly comparable GAAP measures (with respect to the forward-looking non-GAAP measures, to the extent available without unreasonable efforts). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share, or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income excludes cost reimbursement revenue, reimbursed expenses, restructuring and merger-related recoveries/charges, and other expenses, and certain non-cash impairment charges (when applicable). Adjusted total revenues excludes cost reimbursement revenue. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related recoveries/charges, and other expenses, certain non-cash impairment charges (when applicable), and gains and losses on asset dispositions made by us or by our joint venture investees (when applicable and if above a specified threshold). Additionally, Adjusted net income and Adjusted diluted earnings per share exclude the income tax effect of the above adjustments (calculated using an estimated tax rate applicable to each adjustment) and income tax special items, which in 2025 primarily related to the release of tax reserves. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization, provision for income taxes, restructuring and merger-related recoveries/charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes certain non-cash impairment charges and gains and losses on asset dispositions made by us or by our joint venture investees (if above a specified threshold).

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude restructuring and merger-related recoveries/charges as well as charges related to legal proceedings that are outside of the ordinary course of our business, both of which we record in the “Restructuring and merger-related (recoveries) charges, and other” caption of our Consolidated Statements of Income (our “Income Statements”). We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings” captions of our Income Statements. These adjustments allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties, and for which we receive reimbursement under our agreements with hotel owners and certain other counterparties with no added mark-up. We do not operate these property-level and centralized programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners and certain other counterparties, we do not seek a mark-up. For property-level services, we recognize cost reimbursement revenue at the same time that we incur expenses, and property-level services have no net impact on our Income Statements in the reporting period. However, for centralized programs and services, we may be reimbursed before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners and certain other counterparties in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets, for which we receive cash from hotel owners and certain other counterparties to reimburse the company for its investments made for the benefit of the system. These differences can result in

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR, which we calculate by dividing property level room revenue by total rooms available for the period, is a meaningful indicator of our performance because it measures the period-over-period change in room revenues. RevPAR may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We also believe occupancy and average daily rate (“ADR”), which are components of calculating RevPAR, are meaningful indicators of our performance. Occupancy, which we calculate by dividing total rooms sold by total rooms available for the period, measures the utilization of a property’s available capacity. ADR, which we calculate by dividing property level room revenue by total rooms sold, measures average room price and is useful in assessing pricing levels. Comparisons to prior periods are on a constant U.S. dollar basis, which we calculate by applying exchange rates for the current period to the prior comparable period. We believe constant dollar analysis provides valuable information regarding the performance of hotels in our system as it removes currency fluctuations from the presentation of such results.

We define our comparable properties as hotels in our system that were open and operating under one of our brands since the beginning of the last full calendar year (since January 1, 2024 for the current period) and have not, in either the current or previous year: (1) undergone significant room or public space renovations or expansions, (2) been converted between company-operated and franchised, or (3) sustained substantial property damage or business interruption. Our comparable properties also exclude MGM Collection with Marriott Bonvoy, Design Hotels, The Ritz-Carlton Yacht Collection, residences, and timeshare properties.

We use the term “hotel owners” throughout these schedules to refer, collectively, to owners of hotels and other lodging offerings operating in our system pursuant to management agreements, franchise agreements, license agreements or similar arrangements, and we use the term “hotels in our system” to refer to hotels and other lodging offerings operating in our system pursuant to such arrangements, as well as hotels that we own or lease. The terms “hotel owners” and “hotels in our system” exclude Homes & Villas by Marriott Bonvoy® (which we also exclude from our property and room count), timeshare, residential, and The Ritz-Carlton Yacht Collection®.